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Exhibit 5.1

RICHARDSON & ASSOCIATES
Attorneys at Law
WILSHIRE PALISADES BUILDING
1299 OCEAN AVENUE
SUITE 900
 SANTA MONICA, CALIFORNIA 90401
TELEPHONE (310) 393-9992
FACSIMILE (310) 393-2004

November 14, 2001

Zeros & Ones, Inc.
11611 San Vicente Boulevard, Suite 615
Los Angeles, California 90049

    Re: Zeros & Ones, Inc.—Validity of Issuance of Shares

Ladies and Gentlemen:

    We have acted as special counsel to you in connection with the registration on Form S-8 (File No.            ) under the Securities Act of 1933, as amended ("Registration Statement") of a total of 4,800,000 shares of the Common Stock of Zeros & Ones, Inc., par value $.001, comprised of 4,500,000 shares (the "Plan Shares") issuable upon the exercise of 4,500,000 options (the "Plan Options") to purchase Common Stock at various exercise prices established and to be determined, pursuant to the Zeros & Ones 2000 Stock Option Plan (the "Plan"), and 300,000 shares of Common Stock issued for services rendered (the "Issued Shares"). The Plan Shares and Issued Shares are collectively referred to herein as the "Shares." You have requested our opinion in connection with the registration of the Shares covered by the Registration Statement. In connection with our acting as counsel, we have examined the laws of the State of California together with Plan attached as Exhibit 4.3 to the Registration Statement and certain other documents and instruments prepared on behalf of Zeros & Ones, Inc. as we have deemed necessary and relevant in the preparation of our opinion as hereinafter set forth.

    In our examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies of originals, the authenticity of such latter documents, and the proper execution, delivery and filing of the documents referred to in this opinion.

    Based upon the foregoing, we are of the opinion that the Shares issued and the Plan Shares to be issued by Zeros & Ones, Inc. pursuant to the exercise of the Plan Options have been and will be duly created and have been and will be validly issued shares of the Common Stock, par value $.001, of Zeros & Ones, Inc. Upon payment for the Shares and full compliance with all of the terms and conditions of the Plan relating to the issuance of the Plan Shares, the Shares are and the Plan Shares will be fully paid and nonassessable.

    For the purposes of this opinion, we are assuming the proper execution of the Plan and the Plan Options, and that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion as to the laws of any state or jurisdiction other than California.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the Prospectus which is a part of said Registration Statement.

                      Respectfully submitted,

                      Richardson & Associates

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  Exhibit 5.1